Exhibit 1

         On March 25, 2004, the Reporting Persons, Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. jointly filed a Statement of Beneficial Ownership on Schedule 13G, as amended by Amendment No. 1, filed on October 7, 2004 (the "Schedule 13G") with respect to the issuer's common stock, par value $.0001 per share (the "Common Stock"), reflecting Shannon River Fund Management Co. LLC's relationship as Portfolio Manager with respect to the shares of Common Stock beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. As of January 1, 2005, Shannon River Fund Management Co. LLC ceased serving as Portfolio Manager with respect to the shares of Common Stock beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Therefore, all further filings, if any, required to be made by the Reporting Persons and its affiliated entities with respect to the securities reported on the Schedule 13G will be made separately from all such filings required, if any, by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc.